Exhibit 10.1

SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Amendment”) is made and entered into as of December 20, 2013, by and between CA-METRO CENTER LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and SCICLONE PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain lease dated May 17, 2007, as previously confirmed by that certain Notice of Lease Term Dates dated October 22, 2007 and as further amended by that certain First Amendment (“First Amendment”) dated September 22, 2008 (as amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 21,517 rentable square feet (the “Existing Premises”) at the building commonly known as Metro Center Tower located at 950 Tower Lane, Foster City, California (the “Building”) and described as (i) Suite 900 (“Suite 900”) consisting of approximately 10,310 rentable square feet on the ninth floor of the Building; (ii) Suite 925 (“Suite 925”) consisting of approximately 2,189 rentable square feet on the ninth floor of the Building; and (iii) Suite 950 (“Suite 950”) consisting of approximately 9,018 rentable square feet located on the ninth floor of the Building.

B.	The Lease will expire by its terms on June 30, 2014 (the “Existing Termination Date”). Except as provided in Recital C below, the parties wish to extend the term of the Lease on the following terms and conditions.

C.	With respect to the portion of the Existing Premises containing approximately 9,631 rentable square feet described as all of Suite 925 on the ninth floor of the Building and a portion of Suite 950 consisting of approximately 7,442 rentable square feet on the ninth floor of the Building and shown on Exhibit A attached hereto (collectively, the “Reduction Space”), the parties wish to extend the expiration date of the Lease to a date earlier than that which applies to the Remaining Premises (as defined in Section 2.1.A below), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. Except as provided in Section 2 below, the term of the Lease is hereby extended through June 30, 2018 (the “Extended Termination Date”). The portion of the term of the Lease beginning on the date immediately following the Existing Termination Date (the “Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

2.	Reduction.

2.1.	Reduction Space Expiration Date. Subject to the terms hereof, the term of the Lease shall expire, with respect to the Reduction Space only, on June 30, 2014 (the “Reduction Space Expiration Date”) with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire with respect to the Reduction Space on the Reduction Space Expiration Date (the “Reduction”). Without limiting the foregoing:

A.	From and after the date immediately following the Reduction Space Expiration Date (the “Reduction Effective Date”), the Premises shall consist solely of the Existing Premises less the Reduction Space (the “Remaining Premises”) and shall be deemed to contain 11,886 rentable square feet.

B.	Tenant shall surrender the Reduction Space to Landlord in accordance with the terms of the Lease on or before the Reduction Space Expiration Date.

C.	Tenant shall remain liable for all Rent and other amounts payable under the Lease with respect to the Reduction Space for the period up to and including the Reduction Space Expiration Date, even though billings for such amounts may occur after the Reduction Space Expiration Date.

D.	Tenant’s restoration obligations with respect to the Reduction Space shall be as set forth in the Lease.

E.	If Tenant fails to surrender any portion of the Reduction Space on or before the Reduction Space Expiration Date, Tenant’s tenancy with respect to the Reduction Space shall be subject to Section 22 of the Lease.

F.	Any other rights or obligations of Landlord or Tenant under the Lease relating to the Reduction Space that, in the absence of the Reduction, would have survived the Extended Expiration Date shall survive the Reduction Space Expiration Date.

2.2	Intentionally Omitted.

3.	Base Rent. Remaining Premises During Extended Term. With respect to the Remaining Premises during the Extended Term, the schedule of Base Rent shall be as follows:

Period of Extended Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
7/1/14 – 6/30/15	$52.20	$51,704.10
7/1/15 – 6/30/16	$53.77	$53,259.19
7/1/16 – 6/30/17	$55.38	$54,853.89
7/1/17 – 6/30/18	$57.04	$56,498.12

Notwithstanding the foregoing, so long as no Default exists, Tenant shall be entitled to an abatement of Base Rent, in the amount of $51,704.10 per month, for the first four (4) consecutive full calendar months of the Extended Term; provided, however, that if the Lease (as amended) is terminated due to a Default before the Extended Termination Date, Tenant shall pay to Landlord, at or before such termination, the unamortized portion of such abated Base Rent.

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

4.	Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment. Effective as of the date hereof, and so long as Tenant is not in Default, the Security Deposit held by Landlord as provided under Sections 1.08 and 6 of the Lease (as amended by Section 4 of the First Amendment) shall be reduced from $101,755.50 to $56,498.12 (the “Deposit Reduction”) and Landlord shall deliver the amount of $45,257.38 to Tenant within 30 days of the date hereof.

5.	Tenant’s Pro Rata Share. With respect to the Remaining Premises during the Extended Term, Tenant’s Pro Rata Share shall be 3.0221%.

6.	Expenses and Taxes. With respect to the Remaining Premises during the Extended Term, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Remaining Premises during the Extended Term, the Base Year for Expenses and Taxes shall be 2014.

7.	Improvements to Remaining Premises.

7.1.	Configuration and Condition of Remaining Premises. Tenant acknowledges that it is in possession of the Remaining Premises and agrees to accept it “as is” without any representation by Landlord regarding its configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

7.2.	Responsibility for Improvements to Remaining Premises. Landlord shall perform improvements to the Remaining Premises in accordance with the Extension Work Letter attached hereto as Exhibit B.

8.	Representations. Tenant represents and warrants that, as of the date hereof and the Reduction Space Expiration Date: (a) Tenant is the rightful owner of all of the Tenant’s interest in the Lease; (b) except for an existing sublease for Suite 925, which sublease expires on the Reduction Space Expiration Date, Tenant has not subleased the Reduction Space or made any disposition, assignment or conveyance of the Lease or Tenant’s interest therein; (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant’s occupancy of the Reduction Space; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Reduction Space which has not been fully paid for and for which appropriate waivers of mechanic’s liens have not been obtained.

9.	Landlord’s Right to Terminate. Notwithstanding any contrary provision hereof, if Tenant breaches any of its representations, warranties or covenants hereunder, Landlord, by written notice to Tenant, may terminate Sections 1 through 8 above, in which event such Sections of this Amendment shall be of no force or effect and, if Landlord has received an additional Security Deposit or the Reduction Fee, Landlord shall promptly return it to Tenant, but only after applying it against any past due Rent.

10.	Intentionally Omitted.

11.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

11.1.	California Public Resources Code § 25402.10. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Building, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required to disclose to a prospective buyer, tenant or mortgage lender under California Public Resources Code § 25402.10 or any similar law.

11.2.	California Civil Code Section 1938. Pursuant to California Civil Code § 1938, Landlord hereby states that the Existing Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

11.3.	Parking. Notwithstanding anything in the Lease (as amended) to the contrary and effective as of the Reduction Effective Date, Tenant shall be entitled to use 39 non-reserved parking spaces in the Parking Facility.

11.4.	Deletions. Section 2 (Renewal Option) of Exhibit F to the Lease, Exhibit H (Suite 925 Offering Space) to the Lease; Exhibit I (Suite 950 Offering Space) to the Lease; and Section 9.07 (Renewal Option) of the First Amendment are hereby deleted in their entirety and are of no further force or effect.

12.	Second Extension Option.

12.1.	Grant of Option; Conditions. Tenant shall have the right (the “Second Extension Option”) to extend the Extended Term for one (1) additional period of five (5) years beginning on the day immediately following the Extended Term and ending on the fifth anniversary of such expiration date (the “Second Extension Term”), if:

(A)	not less than 9 and not more than 12 full calendar months before the expiration date of the Lease, Tenant delivers written notice to Landlord (for purposes of this Section 12, the “Extension Notice”) electing to exercise the Second Extension Option and stating Tenant’s estimate of the Prevailing Market (defined in Section 12.5 below) rate for the Second Extension Term;

(B)	no Default exists when Tenant delivers the Extension Notice;

(C)	no part of the Premises is sublet (other than pursuant to a Business Transfer) when Tenant delivers the Extension Notice; and

(D)	the Lease, as amended, has not been assigned (other than pursuant to a Business Transfer) before Tenant delivers the Extension Notice.

12.2.	Terms Applicable to Second Extension Term.

A.	During the Second Extension Term, (a) the Base Rent rate per rentable square foot shall be equal to the Prevailing Market rate per rentable square foot; (b) Base Rent shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate; and (c) Base Rent shall be payable in monthly installments in accordance with the terms and conditions of the Lease, as amended,.

B.	During the Second Extension Term Tenant shall pay Tenant’s Pro Rata Share of Expenses and Taxes for the Premises in accordance with the Lease, as amended.

12.3.	Procedure for Determining Prevailing Market.

A.	Initial Procedure. Within 30 days after receiving the Extension Notice, Landlord shall give Tenant either (i) written notice (for purposes of this Section 12, “Landlord’s Binding Notice”) accepting Tenant’s estimate of the Prevailing Market rate for the Second Extension Term stated in the Extension Notice, or (ii) written notice (for purposes of this Section 12, “Landlord’s Rejection Notice”) rejecting such estimate and stating Landlord’s estimate of the Prevailing Market rate for the Second Extension Term. If Landlord gives Tenant a Landlord’s Rejection Notice, Tenant, within 15 days thereafter, shall give Landlord either (i) written notice (for purposes of this Section 12, “Tenant’s Binding Notice”) accepting Landlord’s estimate of the Prevailing Market rate for the Second Extension Term stated in such Landlord’s Rejection Notice, or (ii) written notice (for purposes of this Section 12, “Tenant’s Rejection Notice”) rejecting such estimate. If Tenant gives Landlord a Tenant’s Rejection Notice, Landlord and Tenant shall work together in good faith to agree in writing upon the Prevailing Market rate for the Second Extension Term. If, within 30 days after delivery of a Tenant’s Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, the provisions of Section 12.3.B below shall apply.

B.	Dispute Resolution Procedure.

1.	If, within 30 days after delivery of a Tenant’s Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, Landlord and Tenant, within five (5) days thereafter, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Second Extension Term (for purposes of this Section 12, collectively, the “Estimates”). Within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Second Extension Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years’ experience within the previous 10 years as a real estate appraiser working in Foster City, California, with working knowledge of current rental rates and leasing practices relating to buildings similar to the Building. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2.

If each party selects an appraiser in accordance with Section 12.3.B.1 above, the parties shall cause their respective appraisers to work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Second Extension Term. The Estimate, if any, so agreed upon by such appraisers shall be final and binding on both parties as the Prevailing Market rate for the Second Extension Term and may be entered in a court of competent jurisdiction. If the appraisers fail to reach such agreement within 20 days after their selection, then, within 10 days after the expiration of such 20-day period, the parties shall instruct the appraisers to select a third appraiser meeting the above criteria (and if the appraisers fail to agree upon such third appraiser within 10 days after being so instructed, either party may cause a court of competent jurisdiction to select such third appraiser). Promptly upon selection of such third appraiser, the parties shall instruct such appraiser (or, if only one of the parties has selected an appraiser within the 7-day period described above, then promptly after the expiration of such 7-day period the parties shall instruct such appraiser) to determine, as soon as practicable but in any case within 14 days after his selection, which of the two Estimates most closely reflects the Prevailing Market rate. Such determination by such appraiser (for purposes of this Section 12, the “Final Appraiser”) shall be final and binding on both parties as the Prevailing Market rate for the Second Extension Term and may be entered in a court of competent jurisdiction. If the Final Appraiser believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the Final Appraiser and of any experts retained by the Final Appraiser. Any fees of any other appraiser, counsel or expert engaged by Landlord or Tenant shall be borne by the party retaining such appraiser, counsel or expert.

C.	Adjustment. If the Prevailing Market rate has not been determined by the commencement date of the Second Extension Term, Tenant shall pay Base Rent for the Second Extension Term upon the terms and conditions in effect during the last month ending on or before the expiration date of the Lease until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Second Extension Term shall be retroactively adjusted. If such adjustment results in an under- or overpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the next Base Rent due under the Lease, as amended.

12.4.	Extension Amendment. If Tenant is entitled to and properly exercises its Second Extension Option, and if the Prevailing Market rate for the Second Extension Term is determined in accordance with Section 12.3 above, Landlord, within a reasonable time thereafter, shall prepare and deliver to Tenant an amendment (for purposes of this Section 12, the “Extension Amendment”) reflecting changes in the Base Rent, the term of the Lease, the expiration date of the Lease, and other appropriate terms in accordance with this Section 12, and Tenant shall execute and return (or provide Landlord with reasonable objections to) the Extension Amendment within 15 days after receiving it. Notwithstanding the foregoing, upon determination of the Prevailing Market rate for the Second Extension Term in accordance with Section 12.3 above, an otherwise valid exercise of the Second Extension Option shall be fully effective whether or not the Extension Amendment is executed.

12.5.	Definition of Prevailing Market. For purposes of this Second Extension Option, “Prevailing Market” shall mean the arms-length, fair-market, annual rental rate per rentable square foot under extension and renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the Foster City, California area. The determination of Prevailing Market shall take into account (i) any material economic differences between the terms of the Lease, as amended, and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes; (ii) any material differences in configuration or condition between the Premises and any comparison space, including any cost that would have to be incurred in order to make the configuration or condition of the comparison space similar to that of the Premises; and (iii) any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease, as amended.

12.6.	Intentionally Omitted.

13.	Other Provisions.

13.1.	Liability Insurance. Clause (a) of the first sentence of Section 14 of the Lease is hereby amended by replacing the amount “$2,000,000.00” set forth therein with the amount “$3,000,000.00.”

13.2.	Waiver of Subrogation. Each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other party, any of its (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees or agents for any loss of or damage to property which loss or damage is (or, if the insurance required under the Lease had been carried, would have been) covered by the waiving party’s property insurance. For purposes of this Section only, (a) any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance; and (b) any contractor retained by Landlord to install, maintain or monitor a fire or security alarm for the Building shall be deemed an agent of Landlord.

13.3.	Intentionally Omitted.

13.4.	Base Year Expenses. Notwithstanding any contrary provision of the Lease, Expenses for the Base Year shall exclude (a) any market-wide cost increases resulting from extraordinary circumstances, including Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, and (b) at Landlord’s option, the cost of any repair or replacement that Landlord reasonably expects will not recur on an annual or more frequent basis.

13.5.	Application. Notwithstanding any contrary provision hereof, Sections 13.1 through 13.4 above shall not apply to any period occurring before the Extension Date.

13.	Miscellaneous.

13.1.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

13.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

13.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

13.4.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

13.5.	Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

13.6.	Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than CBRE, Inc.) claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

13.7.	If Tenant has any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) that was granted to Tenant under the Lease (as determined without giving effect to this Amendment) and that, by virtue of this Amendment, will continue in effect during the Extended Term, then, from and after the Extension Date, such expansion right shall be subject and subordinate to any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or Project existing on the date of mutual execution and delivery hereof.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CA-METRO CENTER LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOP Owner GP L.L.C., a Delaware limited liability company, its general partner

	By:	/s/ Ken Young
	Name:	Ken Young
	Title:	Vice President, Equity Office

TENANT:

SCICLONE PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Wilson W. Cheung
Name:	Wilson W. Cheung
Title:	Chief Financial Officer

EXHIBIT A

OUTLINE AND LOCATION OF REDUCTION SPACE

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EXHIBIT B

EXTENSION WORK LETTER

As used in this Exhibit B (this “Extension Work Letter”), the following terms shall have the following meanings: “Agreement” means the amendment of which this Extension Work Letter is a part. “Premises” means the Remaining Premises. For purposes of this Exhibit B, “Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Extension Work Letter. For purposes of this Exhibit B, “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1          COST OF TENANT IMPROVEMENT WORK. Except as provided in Sections 2.7.3 and 3.2.2 below, the Tenant Improvement Work shall be performed at Landlord’s expense.

2          ARCHITECTURAL PLANS.

2.1    Selection of Architect. Landlord shall retain the architect/space planner of Landlord’s choice (for purposes of this Exhibit B, the “Architect”) to prepare the Architectural Drawings (defined in Section 2.5 below).

2.2    [Intentionally Omitted.]

2.3    Space Plan. Landlord and Tenant acknowledge that they have approved the space plan for the Premises dated November 6, 2013 prepared by ID/Architecture (for purposes of this Exhibit B, the “Approved Space Plan”). All materials and finishes contemplated by the Approved Space Plan shall be deemed to be Building-standard unless otherwise expressly provided therein.

2.4    Additional Programming Information. Tenant shall deliver to Landlord, in writing, all information (including all interior and special finishes) that, together with the Approved Space Plan, is necessary to complete the Architectural Drawings, together with all information (including all electrical requirements, telephone requirements, special HVAC requirements, and plumbing requirements) that, when combined with the Architectural Drawings, will be necessary to complete the Engineering Drawings (for purposes of this Exhibit B, collectively, the “Additional Programming Information”). The Additional Programming Information shall not increase the cost of the Tenant Improvement Work (as reasonably estimated by Landlord) and shall be (a) consistent with the Approved Space Plan, (b) consistent with Landlord’s requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building (for purposes of this Exhibit B, collectively, the “Landlord Requirements”), and (c) otherwise subject to Landlord’s reasonable approval. Landlord shall provide Tenant with notice approving or reasonably disapproving the Additional Programming Information within five (5) business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Agreement. If Landlord disapproves the Additional Programming Information, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and Tenant shall modify the Additional Programming Information and resubmit it for Landlord’s approval. Such procedure shall be repeated as necessary until Landlord has approved the Additional Programming Information. Such approved Additional Programming Information shall be referred to herein as the “Approved Additional Programming Information.” If requested by Tenant, Landlord, in its sole and absolute discretion, may assist Tenant, or cause the Architect and/or other contractors or consultants of Landlord to assist Tenant, in preparing all or a portion of the Additional Programming Information; provided, however, that, whether or not the Additional Programming Information is prepared with such assistance, Tenant shall be solely responsible for the timely preparation and delivery of the Additional Programming Information and for all elements thereof. Landlord and Tenant acknowledge that, as of the date of mutual execution and delivery of this Agreement, Tenant has previously delivered to Landlord, and Landlord has approved, the Additional Programming Information set forth in the Approved Space Plan, as required under this Section 2.4.

2.5    Architectural Drawings. After approving the Additional Programming Information, Landlord shall cause the Architect to prepare and deliver to Tenant the final architectural (and, if applicable, structural) working drawings for the Tenant Improvement Work that are in a form that (a) when combined with any Approved Additional Programming Information that is not expressly incorporated into such working drawings, will be sufficient to enable the Contractor and its subcontractors to bid on the work and prepare the Engineering Drawings, and (b) when accompanied by any Engineering Drawings that satisfy the Engineering Requirements (defined in Section 3.2.1 below), will be sufficient to obtain the Permits (defined in Section 3.2.3 below) (for purposes of this Exhibit B, the “Architectural Drawings”). The Architectural Drawings shall conform to the Approved Space Plan and the Approved Additional Programming Information. The Architect’s preparation and delivery of the Architectural Drawings shall occur within 15 business days after the later of Landlord’s approval of the Additional Programming Information or the mutual execution and delivery of this Agreement. Tenant

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shall approve or disapprove the Architectural Drawings by notice to Landlord. If Tenant disapproves the Architectural Drawings, Tenant’s notice of disapproval shall specify any revisions Tenant desires in the Architectural Drawings. After receiving such notice of disapproval, Landlord shall cause the Architect to revise the Architectural Drawings and resubmit them to Tenant, taking into account the reasons for Tenant’s disapproval; provided, however, that Landlord shall not be required to cause the Architect to make any revision to the Architectural Drawings that (a) would increase the cost of the Tenant Improvement Work (as reasonably estimated by Landlord), (b) conflicts with the Approved Space Plan or the Landlord Requirements, or (c) is otherwise reasonably disapproved by Landlord. Such revision and resubmission shall occur within five (5) business days after the later of Landlord’s receipt of Tenant’s notice of disapproval or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 15 business days after the later of such receipt or such mutual execution and delivery) if such revision is material. Such procedure shall be repeated as necessary until Tenant has approved the Architectural Drawings. Such approved Architectural Drawings shall be referred to herein as the “Approved Architectural Drawings.”

2.6    [Intentionally Omitted.]

2.7    Revisions to Approved Architectural Drawings or Approved Additional Programming Information.

2.7.1    Approved Architectural Drawings. If Tenant requests any revision to the Approved Architectural Drawings, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant, together with notice of any resulting change in the estimated total cost associated with the Tenant Improvement Work, within 10 business days after the later of Landlord’s receipt of such request or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 15 business days after the later of such receipt or such execution and delivery) if such revision is material, whereupon Tenant, within five (5) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Architectural Drawings without Tenant’s consent, which shall not be unreasonably withheld or conditioned. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Architectural Drawings within five (5) business days after receiving Landlord’s request for approval thereof. For purposes hereof, any change order affecting the Approved Architectural Drawings shall be deemed a revision to the Approved Architectural Drawings.

2.7.2    Approved Additional Programming Information. If Tenant requests Landlord’s approval of any revision to the Approved Additional Programming Information, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, together with notice of any resulting change in the estimated total cost associated with the Tenant Improvement Work, within five (5) business days after the later of Landlord’s receipt of such request or the mutual execution and delivery of this Agreement, whereupon Tenant, within five (5) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Additional Programming Information without Tenant’s consent, which shall not be unreasonably withheld or conditioned. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Additional Programming Information within five (5) business days after receiving Landlord’s request for approval thereof.

2.7.3    Costs of Revisions. Tenant shall reimburse Landlord, immediately upon demand, for any increase in the total cost associated with the Tenant Improvement Work that results from any revision to the Approved Architectural Drawings requested by Tenant or any revision to the Approved Additional Programming Information made by Tenant, including, in each case, any cost of preparing or reviewing such revision.

2.8    Tenant’s Approval Deadline. Tenant shall approve the Architectural Drawings pursuant to Section 2.5 above on or before Tenant’s Approval Deadline (defined below). As used in this Extension Work Letter, “Tenant’s Approval Deadline” means March 15, 2014; provided, however, that Tenant’s Approval Deadline shall be extended by one (1) day for each day, if any, by which Tenant’s approval of the Architectural Drawings pursuant to Section 2.5 above is delayed by any failure of Landlord to perform its obligations under this Section 2.

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3	CONSTRUCTION.

3.1    Contractor. Landlord shall retain a contractor of its choice (for purposes of this Exhibit B, the “Contractor”) to (a) prepare the engineering working drawings relating to the mechanical, electrical, plumbing, fire-alarm and fire sprinkler work in the Premises (for purposes of this Exhibit B, the “Engineering Drawings”), and (b) perform the Tenant Improvement Work. In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the preparation of the Engineering Drawings or the performance of the Tenant Improvement Work.

3.2     Engineering Drawings.

3.2.1    Preparation. Within 10 business days after the later of Tenant’s approval of the Architectural Drawings pursuant to Section 2.5 above or the mutual execution and delivery of this Agreement, Landlord shall cause the Contractor to prepare and deliver to Tenant Engineering Drawings that conform to the Approved Architectural Drawings, the Approved Additional Programming Information, and the first sentence of Section 4 below (for purposes of this Exhibit B, collectively, the “Engineering Requirements”). Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), the Engineering Drawings within five (5) business days after receiving them. After receiving any such notice of reasonable disapproval, Landlord shall cause the Contractor to revise the Engineering Drawings and resubmit them to Tenant, taking into account the reasons for Tenant’s disapproval; provided, however, that Landlord shall not be required to make any revision to the Engineering Drawings that conflicts with the Engineering Requirements or the Landlord Requirements or is otherwise reasonably disapproved by Landlord. Such procedure shall be repeated as necessary until Tenant has reasonably approved the Engineering Drawings. Such approved Engineering Drawings shall be referred to herein as the “Approved Engineering Drawings”.

3.2.2    Revisions. If Tenant requests any revision to the Approved Engineering Drawings, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant, together with notice of any resulting change in the estimated total cost associated with the Tenant Improvement Work, within five (5) business days after the later of Landlord’s receipt of such request or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 10 business days after the later of such receipt or such execution and delivery) if such revision is material, whereupon Tenant, within five (5) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Engineering Drawings without Tenant’s consent, which shall not be unreasonably withheld or conditioned. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Engineering Drawings within five (5) business days after receiving Landlord’s request for approval thereof. Any change order affecting the Approved Engineering Drawings shall be deemed a revision to the Approved Engineering Drawings. Tenant shall reimburse Landlord, immediately upon demand, for any increase in the total cost associated with the Tenant Improvement Work that results from any revision to the Approved Engineering Drawings requested by Tenant, including the cost of preparing such revision.

3.2.3    Permits. After the Architectural Drawings and the Engineering Drawings have been approved by Landlord and Tenant, Landlord shall cause the Contractor to submit the Approved Architectural Drawings and the Approved Engineering Drawings (for purposes of this Exhibit B, collectively, the “Approved Construction Drawings”) to the appropriate municipal authorities and otherwise apply for and obtain from such authorities all permits necessary for the Contractor to complete the Tenant Improvement Work (for purposes of this Exhibit B, the “Permits”). Tenant shall cooperate with Landlord and the Contractor to enable the Contractor to obtain the Permits as soon as possible.

3.3     Construction.

3.3.1    Performance of Tenant Improvement Work. Landlord shall cause the Contractor to perform the Tenant Improvement Work in accordance with the Approved Construction Drawings.

3.3.2    Contractor’s Warranties. Tenant waives all claims against Landlord relating to any defects in the Tenant Improvements; provided, however, that if, within 30 days after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any non-latent defect in the Tenant Improvements, or if, within 11 months after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any latent defect in the Tenant Improvements, then Landlord shall correct, or pay for the correction of, such defect.

4          COMPLIANCE WITH LAW; SUITABILITY FOR TENANT’S USE. Landlord shall (a) cause the Architectural Drawings and the Engineering Drawings, other than any Tenant Revision (defined

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below), to comply with Law, and (b) cause the Architect or the Contractor, as applicable, to use the Required Level of Care (defined below) to cause any Tenant Revision to comply with Law; provided, however, that Landlord shall not be responsible for any violation of Law resulting from any particular use of the Premises (as distinguished from general office use). As used herein, “Tenant Revision” means any revision to the Approved Space Plan or the Approved Construction Drawings made or requested by Tenant. As used herein, “Required Level of Care” means the level of care that reputable architects and engineers customarily use to cause architectural and engineering plans, drawings and specifications to comply with Law where such plans, drawings and specifications are prepared for spaces in buildings comparable in quality to the Building. Except as provided above in this Section 4, Tenant shall be responsible for ensuring that the Approved Space Plan, the Additional Programming Information, the Architectural Drawings and the Engineering Drawings (for purposes of this Exhibit B, collectively, the “Plans”) are suitable for Tenant’s use of the Premises and comply with Law, and neither the preparation of any of the Plans by the Architect or the Contractor nor Landlord’s approval of the Plans shall relieve Tenant from such responsibility. To the extent that either party (for purposes of this Exhibit B, the “Responsible Party”) is responsible under this Section 4 for causing the Plans to comply with Law, the Responsible Party may contest any alleged violation of Law in good faith, including by seeking a waiver or deferment of compliance, asserting any defense allowed by Law, and exercising any right of appeal (provided that the other party incurs no liability as a result of such contest and that, after completing such contest, the Responsible Party makes any modification to the Plans or any alteration to the Premises that is necessary to comply with any final order or judgment).

5          COMPLETION. Tenant acknowledges and agrees that the Tenant Improvement Work may be performed during Building Service Hours before or after the Extension Date. Landlord and Tenant shall cooperate with each other in order to enable the Tenant Improvement Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding any contrary provision of this Agreement, any delay in the completion of the Tenant Improvement Work or inconvenience suffered by Tenant during the performance of the Tenant Improvement Work shall not delay the Extension Date, nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease.

6          MISCELLANEOUS. Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Tenant Improvement Work is completed, Landlord’s obligations under this Extension Work Letter shall be excused until such default is cured and Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work. This Extension Work Letter shall not apply to any space other than the Premises.

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